                                                                   EXHIBIT 10.13

                               DATED   -   , 2002


                      ST. PAUL REINSURANCE COMPANY LIMITED


                                       AND


                            PLATINUM RE (UK) LIMITED



                       ----------------------------------
                       FORM OF UK UNDERWRITING AGENCY AND
                        UNDERWRITING MANAGEMENT AGREEMENT
                       ----------------------------------



                                SLAUGHTER AND MAY
                                 ONE BUNHILL ROW
                                     LONDON
                                    EC1Y 8YY

                                    (GWJ/JCD)

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                                        2

                                    CONTENTS

                                                                            PAGE
1.    Interpretation                                                           4

2.    Condition                                                                6

3.    Appointment                                                              6

4.    Platinum Re UK's Underwriting Authority                                  6

5.    Reports and Records                                                      7

6.    Undertakings                                                             7

7.    Agency Fee                                                               8

8.    Termination of Agency Arrangements                                       8

9.    Condition                                                                8

10.   Underwriting and Production Manager                                      8

11.   Scope of Authority                                                       8

12.   Underwriting Limits                                                      9

13.   Reports and Records                                                      9

14.   Costs And Expenses                                                      10

15.   Audit Rights                                                            10

16.   Data Protection and Business Information                                11

17.   Arbitration                                                             11

18.   Miscellaneous                                                           11

19.   Notices                                                                 13

20.   Governing Law and Jurisdiction                                          14

21.   Counterparts                                                            14

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                                        3

THIS AGREEMENT is made on -, 2002

BETWEEN:

(1) ST. PAUL REINSURANCE COMPANY LIMITED (registered number 01460363) of The St. Paul House, 27 Camperdown Street, London E1 8DS ("ST. PAUL RE UK"); and

(2) PLATINUM RE (UK) LIMITED (registered number 4413755) of The St. Paul House, 27 Camperdown Street, London E1 8DS ("PLATINUM RE UK"),

(each a "PARTY" and together the "PARTIES").

WHEREAS:

A. The St. Paul Companies, Inc. ("THE ST. PAUL") and Platinum Underwriters Holdings, Ltd. ("PLATINUM HOLDINGS") entered into a Formation and Separation Agreement dated - June, 2002 (as such agreement may be amended from time to time) (the "FORMATION AGREEMENT") setting forth certain terms governing The St. Paul's sponsorship of the organisation of Platinum Holdings and its subsidiaries, actions to be taken in respect of Platinum Holdings' initial public offering (the "PUBLIC OFFERING") of its common shares and the ongoing relationships between The St. Paul and its subsidiaries and Platinum Holdings and its subsidiaries after the effective date of the Public Offering (the "CLOSING DATE").

B. Pursuant to the Formation Agreement, The St. Paul and Platinum Holdings agreed to procure that St. Paul Re UK and Platinum Re UK would enter into an agreement (the "Business Transfer Agreement") under which St. Paul Re UK would transfer certain assets associated with its reinsurance activities to Platinum Re UK with the intention that Platinum Re UK shall carry on that business or part thereof transferred in succession to St. Paul Re UK as a going concern.

C. Pursuant to the Formation Agreement, The St. Paul and Platinum Holdings agreed to procure (inter alia) that St. Paul Re UK and Platinum Re UK would enter into certain underwriting agency and underwriting management arrangements under which Platinum Re UK would act as underwriting agent of and/or perform certain underwriting functions on behalf of St. Paul Re UK.

D. As part of the foregoing, the Parties wish to record certain interim arrangements which would apply in the event that, as at completion of the Public Offering, Platinum Re UK has not received its authorisation to carry on insurance business in the United Kingdom and have therefore agreed certain agency arrangements (on the terms and conditions set out below) to apply in such eventuality it being the intention of the Parties that Platinum Re UK be put so far as possible in the position it would have been in pursuant to the Business Transfer Agreement notwithstanding Platinum Re UK not having received the Authorisation as at completion of the of the Public Offering.

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                                        4

E. In furtherance of the matters described above, St. Paul Re UK and Platinum Re UK, as subsidiaries after the Closing Date of The St. Paul and Platinum Holdings respectively, wish to set forth in this agreement the terms and conditions of such underwriting agency and underwriting management arrangements.

F. The Parties have agreed that the performance of their respective obligations hereunder shall be conducted in a manner that is consistent with the regulatory requirements to which the Parties are respectively subject from time to time.

WHEREBY IT IS AGREED as follows:

                                PART A - GENERAL

1.   INTERPRETATION

1.1  In this agreement (including the recitals and the Schedules):

      "ACTION" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal;

      "AUTHORISATION"             means the authorisation of Platinum Re UK
                                  under Part IV of the Financial Services and Markets Act 2000 to carry on insurance business in the United Kingdom;

      "CLOSING DATE"              has the meaning attributed to it in Recital A;

      "FORMATION AGREEMENT"       has the meaning attributed to it in Recital A;

      "IPT" means insurance premium tax charged in accordance with Part III of the Finance Act 1994 on gross written premium;

      "PLATINUM HOLDINGS"         has the meaning attributed to it in Recital A;

      "POLICY" means a contract of reinsurance which is in one of the forms determined from time to time by St. Paul Re UK;

      "PUBLIC OFFERING"           has the meaning attributed to it in Recital A;

      "REINSURANCE"               includes retrocession;

      "REINSURED CONTRACTS"       has the meaning attributed to it in clause 11;

      "THE ST. PAUL"              has the meaning attributed to it in Recital A;
                                  and

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                                        5

      "UNDERWRITING GUIDES"       means the underwriting guides in the form
                                  notified in writing by St. Paul Re UK to Platinum Re UK from time to time.

1.2  In this agreement, unless otherwise specified:

     (A) references to clauses, sub-clauses, Parts and the Schedules are to clauses, sub-clauses and Parts of, and the Schedules to, this agreement;

     (B) headings to clauses, Parts and the Schedules are for convenience only and do not affect the interpretation of this agreement;

     (C) the Schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement and any reference to this agreement shall include the Schedules;

     (D) references to an "AFFILIATE" of any person shall be construed so as to mean a person which, directly or indirectly, controls, is under common control with, or is controlled by, such person;

     (E) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

     (F) references to a "PERSON" shall be construed so as to include any individual, firm, company, trust, governmental, state or agency of a state or any joint venture, association, partnership or other entity, whether acting in an individual, fiduciary or other capacity (whether or not having separate legal personality);

     (G) the expressions "BODY CORPORATE" and "SUBSIDIARY" shall have the meanings given in the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

     (H) a reference to a statute or statutory provision shall include a reference:

          (i) to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision; and

          (ii) to any subordinate legislation made under the relevant statute;

     (I) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include terms which most nearly approximate in that jurisdiction to the English legal term;

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                                        6

     (J) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

     (K) references to the "REGULATOR" in relation to either Party means the Financial Services Authority or any successor thereto; and

     (L) references to the singular shall, where the context so admits, include a reference to the plural and vice versa.

                                 PART B - AGENCY

2.   CONDITION

     The provisions of this Part B of this agreement shall take effect upon completion of the Public Offering only if Platinum Re UK has not received the Authorisation at that time.

3.   APPOINTMENT

3.1 St. Paul Re UK hereby appoints Platinum Re UK as its disclosed agent to perform certain reinsurance underwriting and associated functions on its behalf (and in accordance with its instructions) and Platinum Re UK hereby accepts such appointment, in each case on and subject to the conditions of this Part of this agreement.

3.2 St. Paul Re UK hereby confers on Platinum Re UK all powers and authorities necessary to enable Platinum Re UK properly to carry out its obligations under this Part of this agreement.

4.   PLATINUM RE UK'S UNDERWRITING AUTHORITY

4.1 Until the arrangements under this Part of this agreement are terminated or expire, Platinum Re UK shall have authority to accept on behalf of St. Paul Re UK any application for reinsurance on the basis of information contained in a duly completed application for cover and which fulfils the relevant criteria within the Underwriting Guide. It shall be a condition of Platinum Re UK's authority that any business so accepted on behalf of St. Paul Re UK is covered under the one hundred per cent. (100%) Quota Share Retrocession Agreement (traditional) between St. Paul Re UK and Platinum Underwriters Reinsurance Inc..

4.2 Until the arrangements under this Part of the agreement are terminated or expire, Platinum Re UK shall on behalf of St. Paul Re UK underwrite renewals of finite reinsurance contracts of the classes specified on Schedules A and B attached hereto on such terms as may be specifically agreed to by St. Paul Re UK. With respect to the finite contracts of the classes specified on Schedule A, Platinum Re UK shall have the discretion to reinsure such contracts under a 100% Quota Share Retrocession Agreement (non-traditional) between St. Paul Re UK and Platinum Underwriters Reinsurance Inc. (or such other non-traditional retrocession agreement as the parties

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                                        7

     may from time to time agree). With respect to finite reinsurance contracts specified on Schedule B hereto, Platinum Re UK shall procure that Platinum Underwriters Reinsurance Inc. shall propose a fair market premium to St. Paul Re. UK for the one hundred percent (100%) quota share reinsurance to Platinum Underwriters Reinsurance Inc. of such renewals and St. Paul Re. UK may elect, at its sole discretion, whether or not to accept such reinsurance.

4.3 Platinum Re UK shall also have authority to offer renewals of cover and to make alterations and endorsements to the terms of cover provided that the alteration or endorsement is within the relevant criteria set out in the Underwriting Guide.

4.4 Platinum Re UK shall have no underwriting authority on behalf of St. Paul Re UK save as expressly set out in this clause.

5.   REPORTS AND RECORDS

5.1 Platinum Re UK shall provide to St. Paul Re UK no later than thirty days after the end of each month such reports (and in such format) as the parties may from time to time agree.

5.2 Platinum Re UK shall keep and maintain proper books and records wherein shall be accurately recorded all business transacted by it on behalf of St. Paul Re UK and shall retain such books and records as may be required by applicable law or in accordance with the record retention policies of St. Paul Re UK, whichever is longer. All records of Platinum Re UK relating to the business of St. Paul Re UK shall be open to inspection by St. Paul Re UK or its representatives during regular business hours and Platinum Re UK shall provide copies of all such books and records as may be requested by St. Paul Re UK at the expense of Platinum Re UK.

6.   UNDERTAKINGS

6.1  Each of the parties undertakes to the other party to:

     (A) act in a prompt, business-like and diligent manner, in good faith and in such a way as does not bring the other party's name into disrepute or damage the goodwill of the other party's business;

     (B) comply with all applicable laws, bye-laws and the requirements of any governmental or regulatory authority relating to the performance of the parties' respective obligations under this Part of this agreement;

     (C)  comply with the terms and conditions of the Policies;

     (D) without prejudice to the generality of paragraphs (A) and (B) above, comply in all respects with the authorisations and registrations of the other party under the Data Protection Act 1998; and

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                                        8

     (E) deal with requests or enquiries from the other party promptly and efficiently.

6.2 Platinum Re UK undertakes to St. Paul Re UK to (without prejudice to the generality of sub-clauses 6.1(A) and (B) above) comply in all respects with St. Paul Re UK's authorisation to carry on an insurance business in the United Kingdom for the purposes of the Financial Services and Markets Act 2000.

7.   AGENCY FEE

     As compensation for its services under this Part of this Agreement Platinum Re UK shall receive an agency fee which shall be calculated by applying to the gross net written premiums produced by Platinum Re UK for St. Paul Re UK an arm's length percentage agreed upon by Platinum Re UK and St. Paul Re UK. "Gross net written premiums" shall mean gross premiums less return premiums arising from reduction in rate, cancellation or otherwise less premiums paid for reinsurance which inures to the benefit of St. Paul Re UK.

8.   TERMINATION OF AGENCY ARRANGEMENTS

8.1 The provisions of this Part B of this agreement shall cease to have effect upon the Authorisation.

8.2 In the event that the Authorisation shall not have occurred by 31 December 2002, this agreement (and not, for the avoidance of doubt, merely the provisions of this Part of this agreement) shall terminate in its entirety and neither party shall have any liability to the other save to the extent that the same may have arisen prior to such termination.

                        PART C - UNDERWRITING MANAGEMENT

9.   CONDITION

     The provisions of this Part C of this agreement shall take effect upon the Authorisation.

10.  UNDERWRITING AND PRODUCTION MANAGER

     Subject to the terms and conditions of this agreement, St. Paul Re UK hereby grants Platinum Re UK full authority to act and Platinum Re UK accepts and agrees to act as underwriting and production manager for St. Paul Re UK for the purpose of conducting an assumed reinsurance business, subject to the limitations set forth in this Part C.

11.  SCOPE OF AUTHORITY

     Subject to the direction and control of St. Paul Re UK, Platinum Re UK is hereby authorised to take and shall undertake all customary and reasonable actions required on behalf of and in the name of St. Paul Re UK, including but not limited to soliciting, negotiating, underwriting and executing, on behalf of St. Paul Re UK, new and renewal assumed reinsurance contracts, subject to clause 12 (the "Reinsured Contracts").

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                                        9

12.  UNDERWRITING LIMITS

12.1 Subject to the provisions of clause 11, Platinum Re UK is authorised on behalf of St. Paul Re UK to underwrite issuances and renewals of such reinsurance contracts as determined by Platinum Re UK; provided, that all such issuances and renewals are covered under the one hundred per cent. (100%) Quota Share Retrocession Agreement (traditional) between St. Paul Re UK and Platinum Underwriters Reinsurance Inc. (for business from non-United Kingdom cedants) or between St. Paul Re UK and Platinum Re UK (for business from UK cedants) (or in either such case such other traditional retrocession agreement as the parties may from time to time agree). Platinum Re UK shall be authorised to underwrite such reinsurance contracts for a period of one year from the date hereof.

12.2 Platinum Re UK shall on behalf of St. Paul Re UK underwrite renewals of finite reinsurance contracts of the classes specified on Schedules A and B attached hereto on such terms as may be specifically agreed to by St. Paul Re UK. With respect to the finite contracts of the classes specified on Schedule A, Platinum Re UK shall have the discretion to reinsure such contracts under a 100% Quota Share Retrocession Agreement (non-traditional) between St. Paul Re UK and Platinum Underwriters Reinsurance Inc. (or such other non-traditional retrocession agreement as the parties may from time to time agree). With respect to finite reinsurance contracts specified on Schedule B attached hereto, Platinum Re UK shall propose a fair market premium to St. Paul Re UK for the one hundred per cent. (100%) quota share reinsurance to Platinum Re UK (for business from United Kingdom cedants) or Platinum Underwriters Reinsurance Inc. (for business from non-United Kingdom cedants) of such renewals and St. Paul Re UK may elect, at its sole discretion, whether or not to accept such reinsurance. Platinum Re UK shall underwrite such finite reinsurance contracts for a period of three years from the date hereof; provided, however, that at the option of St. Paul Re UK, Platinum Re UK shall continue to underwrite such reinsurance contracts at the specific direction of St. Paul Re UK for up to a period of two years following the third anniversary of the date hereof.

13.  REPORTS AND RECORDS

13.1 Platinum Re UK shall provide to St. Paul Re UK no later than thirty days after the end of each month, reports in the form as set forth in Exhibit A attached hereto, or as otherwise agreed to by the parties, in hard copy and electronic form.

13.2 Platinum Re UK shall keep and maintain proper books and records wherein shall be accurately recorded all business transacted by it on behalf of St. Paul Re UK and shall retain such books and records as may be required by applicable law or in accordance with the record retention policies of St. Paul Re UK, whichever is longer. All records of Platinum Re UK relating to the Reinsured Contracts of St. Paul Re UK shall be open to inspection by St. Paul Re UK or its representatives during regular business hours and Platinum Re UK shall provide copies of all such books and records as may be requested by St. Paul Re UK at the expense of Platinum Re UK.

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14.  COSTS AND EXPENSES

     Platinum Re UK shall bear all charges and expenses incurred by it in underwriting and administering the business with respect to the Reinsured Contracts reinsured by Platinum Re UK, Platinum Underwriters Reinsurance Inc. or any of their affiliates pursuant to this Part C of this agreement. With respect to the scheduled services (in this clause, "Underwriting Services") provided hereunder for contracts not reinsured by Platinum Re UK, Platinum Underwriters Reinsurance Inc. or any of their affiliates, St. Paul Re UK shall pay to Platinum Re UK the "actual cost" to Platinum Re UK of performing such Underwriting Services (which shall consist of Platinum Re UK's direct and reasonable indirect costs), as the case may be, as certified in good faith by Platinum Re UK. For greater certainty, the parties agree that "actual cost" will include any incremental and out-of-pocket costs incurred by Platinum Re UK in connection with the Underwriting Services, including the conversion, acquisition and disposition cost of software and equipment acquired for the purposes of providing the Underwriting Services and the cost of establishing requisite systems and data feeds and hiring necessary personnel. No later than 30 days following the last day of each calendar quarter, Platinum Re UK shall provide St. Paul Re UK with a report setting forth an itemised list of the Underwriting Services provided to St. Paul Re UK during such last calendar quarter, in a form agreed to by the parties. St. Paul Re UK shall promptly (and in no event later than 30 days after receipt of such report, unless St. Paul Re UK is contesting the amount set forth in the report in good faith) pay to Platinum Re UK by wire transfer of immediately available funds all amounts payable as set forth in such report. Each Party shall pay all taxes for which it is the primary obligor as a result of the provision of Underwriting Services under this agreement, provided that St. Paul Re UK shall be solely responsible for, and shall reimburse Platinum Re UK in respect of, any sales, gross receipts or transfer tax payable with respect to the provision of any Underwriting Service under this agreement, and any such reimbursement obligation shall be in addition to St. Paul Re UK's obligation to pay for such Underwriting Service.

                           PART D - FURTHER PROVISIONS

15.  AUDIT RIGHTS

15.1 Upon reasonable prior notice, St. Paul Re UK shall have full access to any books and records maintained by Platinum Re UK and its affiliates insofar as reasonably necessary for the purposes of confirming amounts properly payable hereunder or satisfying any duty imposed hereby or resulting herefrom.

15.2 Platinum Re UK shall permit and co-operate with any inspection by the regulator or appointee of the regulator of St. Paul Re UK in relation to the provision of any of the services hereunder.

15.3 As soon as reasonably practicable following any request (or, in the case of access required by the regulator of St. Paul Re UK, whether with or without notice being given by such regulator), access shall be provided to auditors, other nominated inspectors of St. Paul Re UK or the regulator or the appointee of the regulator to relevant facilities

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                                       11

     where records are maintained and provision shall be made for such auditors, other inspectors or the regulator or the appointee of the regulator to receive such assistance as they shall reasonably request in relation thereto.

15.4 In particular, Platinum Re UK shall make available to St. Paul Re UK all information, data and materials:

     (A) reasonably requested by St. Paul Re UK so as to enable it to evaluate the appropriateness of any charges and expenses payable hereunder; or

     (B) requested by the regulator of St. Paul Re UK or the appointee of such regulator in connection with any regulatory inspection.

15.5 Platinum Re UK acknowledge that an audit may be required for regulatory purposes and shall maintain all relevant records in such manner and to such standard as may reasonably be requested by St. Paul Re UK for the purposes of compliance with any regulatory requirements.

16.  DATA PROTECTION AND BUSINESS INFORMATION

16.1 During the term of this agreement, the Parties shall ensure that they comply at all times with the provisions of the Data Protection Act 1998 and all related legislation, regulations and guidelines.

16.2 (A) Each Party shall ensure that to the extent that it holds information which relates to the other Party's business it shall provide the other Party with such access to that information as is reasonably required for the other Party to carry on its business.

     (B) For the avoidance of doubt, neither Party shall be required under sub-clause (A) above to disclose any information which does not relate to the other Party's business.

17.  ARBITRATION

17.1 Subject to clause 17.8, all disputes and differences arising under or in connection with this contract shall be referred to arbitration under ARIAS Arbitration Rules.

17.2 The Arbitration Tribunal shall consist of three arbitrators, one to be appointed by the Claimant, one to be appointed by the Respondent and the third to be appointed by the two appointed arbitrators.

17.3 The third member of the Tribunal shall be appointed as soon as practicable (and no later than 28 days) after the appointment of the two party-appointed arbitrators. The Tribunal shall be constituted upon the appointment of the third arbitrator.

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                                       12

17.4 The Arbitrators shall be persons (including those who have retired) with not less than ten years' experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

17.5 Where a party fails to appoint an arbitrator within 14 days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within 28 days of their appointment, then upon application ARIAS
     (UK) will appoint an arbitrator to fill the vacancy. At any time prior to appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.

17.6 The Tribunal may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute. The Tribunal shall have the widest discretion permitted under the law governing the arbitral procedure when making such order or directions.

17.7 The seat of arbitration shall be London.

17.8 If any matter in difference between the Parties is related to a matter of difference in the United States of America, such matter will be subject to the arbitration procedure set out in Article XIV of the 100 per cent. Quota Share Retrocession Agreement [of even date] between St. Paul Fire and Marine Insurance Company and Platinum Underwriters Reinsurance, Inc., provided that the panel of arbitrators shall apply English law in respect of those aspects of the matter which relate to the United Kingdom.

18.  MISCELLANEOUS

18.1 Neither Party may assign its rights under this agreement without the prior written consent of the other. Subject to the foregoing, this agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

18.2 This agreement and the UK Business Transfer Agreement constitute the whole and only agreement between the Parties in relation to the subject matter of this agreement and, save to the extent repeated in this agreement, supersedes any previous agreement between the Parties with respect thereto.

18.3 This agreement may only be varied in writing signed by each of the Parties.

18.4 (A) No failure or delay on the part of either Party in exercising a right, power or remedy provided by this agreement or by law shall operate as a waiver of that right, power or remedy or a waiver of any other rights, powers or remedies.

     (B) No single or partial exercise of a right, power or remedy provided by this agreement or by law shall prevent further exercise of that right, power or remedy or the exercise of another right, power or remedy.

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                                       13

     (C) Except as otherwise provided herein, the rights, powers and remedies provided in this agreement shall be cumulative and not exclusive of any rights, powers or remedies provided by law.

18.5 If any provision of this agreement or any part of any such provision is held to be invalid, unlawful or unenforceable, such provision or part (as the case may be) shall be ineffective only to the extent of such invalidity, unlawfulness or unenforceability, without rendering invalid, unlawful or unenforceable or otherwise prejudicing or affecting the remainder of such provision or any other provision of this agreement.

18.6 The Parties do not intend that any term of this agreement shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

18.7 Nothing in this agreement and no action taken by the Parties under this agreement shall constitute a partnership, association, joint venture or other co-operative entity between the Parties.

18.8 Nothing in this agreement shall oblige either Party to act in breach of the requirements of any law, rule or regulation applicable to it, including securities and insurance laws, written policy statements of securities commissions, insurance and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organisations.

19.  NOTICES

19.1 Any notice required or permitted to be given under this agreement shall be given in writing to the other Party at its address set out below:

     if to St. Paul Re UK, to:

     St. Paul Reinsurance Company Limited
     [ADDRESS]
     Fax number: -
     marked for the attention of the [Company Secretary]

     if to Platinum Re UK, to:

     Platinum Re (UK) Limited
     [ADDRESS]
     Fax number: -
     marked for the attention of the [Company Secretary]

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                                       14

     Copy to:

     [ANYONE?]
     Fax number: -
     marked for the attention of -

     or to such other address or fax number, and marked for the attention of such other person, as may from time to time be notified by the relevant Party to the other Party.

19.2 Any such notice shall be sent by first class post or facsimile transmission (copied by post) or delivered by hand and shall be deemed to be served:

     (A)  in the case of post, on the second business day after posting;

     (B) in the case of facsimile transmission, upon successful transmission (or, if the day of sending is not a business day in the place of receipt, at the opening of business on the first business day in the place of receipt thereafter); and

     (C) in the case of delivery by hand, upon delivery (or, if the day of delivery is not a business day in the place of receipt, at the opening of business on the first business day in the place of receipt thereafter).

20.  GOVERNING LAW AND JURISDICTION

20.1 This agreement shall be governed by and construed in accordance with English law.

20.2 The courts in England are to have jurisdiction to settle any dispute arising out of or in connection with this agreement. Any Actions may therefore be brought in the English courts.

21.  COUNTERPARTS

21.1 This agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

21.2 Each counterpart shall constitute an original of this agreement, but the counterparts shall together constitute but one and the same instrument.

IN WITNESS of which each of the Parties has executed this agreement on the day and year first above written.

[SCHEDULES/APPENDICES AS REQUIRED]

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SIGNED by                               )
for and on behalf of ST. PAUL           )
REINSURANCE COMPANY                     )
LIMITED                                 )

SIGNED by                               )
for and on behalf of PLATINUM           )
RE (UK) LIMITED                         )